EXHIBIT 99.1 Central Vermont Public Service NEWS RELEASE For Immediate Release: August 9, 2006

Central Vermont reports second quarter earnings

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated second quarter earnings of $1.0 million, or 8 cents per diluted share of common stock. This compares to second quarter 2005 earnings of $2.1 million, or 17 cents per diluted share of common stock.

CV reported consolidated earnings of $5.1 million, or 43 cents per diluted share of common stock, for the first half of 2006. This compares to a consolidated loss of $2.5 million, or 22 cents per diluted share of common stock, for the first half of 2005. The 2005 results included a $21.8 million pre-tax charge to earnings, or 91 cents per diluted share of common stock, due to the Vermont Public Service Board's ("PSB") Order issued on March 29, 2005 ("2005 Rate Order").

"Our primary focus continues to be on restoring the company's financial health to enable a return to an investment grade credit rating. In May we filed with the PSB for a 6.15 percent retail rate increase. We expect a decision on the case in late January 2007," CV President Bob Young said.

"Financial discipline and strategic growth opportunities, such as the planned purchase of Rochester Electric Light and Power and the southern Vermont territory of Vermont Electric Cooperative, are keys to our success. These purchases will provide important customer growth while allowing the company to spread fixed costs over a larger customer base," Young said.

Quarterly Performance Summary - 2006 versus 2005
Utility Business
Operating revenues for the second quarter and first half of 2006 include resale revenue associated with the additional power that CV purchased under the long-term contract ("PPA") with Vermont Yankee Nuclear Power Corporation ("VYNPC"). In mid-March 2006, the Vermont Yankee plant completed an uprate that increased its hourly output by about 20 percent. Under the PPA, CV is required to purchase a share of this uprate energy at market rates, referred to as Vermont Yankee uprate energy. CV has been reselling the energy to ISO-New England at the same market price, since it is not needed to serve our customers. Therefore, the additional sales and related purchases have no effect on net income.

Operating revenues increased $3.9 million in the second quarter of 2006 compared to 2005, including $3.9 million related to Vermont Yankee uprate energy. Retail sales decreased due to a drop in residential and commercial customer use primarily driven by weather and by the reclassification of one large commercial customer to industrial. Other operating revenues decreased due to lower transmission revenue and increased reserves for a proposed pole attachment tariff settlement. Resale sales increased due to increased deliveries under the long-term power contract with Hydro-Quebec and higher output from our owned generating units and Independent Power Producers ("IPPs") as described below. Since retail sales volume was about the same in both periods, the additional power from these sources was available for resale.

Purchased power costs increased $4.5 million pre-tax in the second quarter of 2006 compared to 2005, including $3.9 million related to Vermont Yankee uprate energy. The remaining $0.6 million increase primarily resulted from increased Hydro-Quebec deliveries due to a change in the capacity factor from 65 percent to 80 percent beginning Nov. 1, 2005, and higher output from IPPs due to rainfall in 2006. The additional power from Hydro-Quebec and IPPs reduced short-term purchases and increased resale sales as discussed above.

Other operating costs increased $3.2 million pre-tax in the second quarter of 2006 compared to 2005. Employee-related costs were higher than last year due to increased pension, medical and long-term disability costs. Storm restoration and transmission costs were also higher when compared to last year. These were partly offset by lower legal and financing costs in 2006.

Year-To-Date Performance Summary - 2006 versus 2005
Utility Business
Operating revenues increased $10.5 million in the first half of 2006 compared to 2005. 2006 results include $4.3 million related to Vermont Yankee uprate energy. Last year included a first-quarter $6.2 million 2005 Rate Order-required customer refund. The remaining year-over-year variances are similar to those discussed in the quarterly performance summary above.

Purchased power costs increased $5.2 million pre-tax in the first half of 2006 compared to 2005. 2006 included $4.3 million related to Vermont Yankee uprate energy. Last year included first quarter 2005 Rate Order- required charges of $2.5 million. The remaining year-over-year variances are similar to those discussed in the quarterly performance summary above.

Other operating costs decreased $4.4 million for the first half of 2006 compared to 2005. Last year included first-quarter 2005 Rate Order-required charges of $10.7 million. The remaining $6.3 million increase included higher costs associated with employee benefits (pension, medical and long-term disability), storm restoration, transmission, and external audit fees. These were partly offset by a gain on the sale of non-utility property in 2006 with no comparable item in 2005.

2005 Rate Order: The 2005 Rate Order resulted in a $21.8 million pre-tax charge to utility earnings in the first quarter of 2005. The primary components of the charge included: 1) a revised calculation of overearnings for the period 2001 - 2003; 2) application of the gain resulting from termination of the power contract with Connecticut Valley to reduce costs; 3) a customer refund for the period April 7, 2004 through March 31, 2005; and 4) amortization of costs and other adjustments. This affected various line items on CV's 2005 income statement as described in the variance discussion above. The 2005 Rate Order also included, among other things, a 2.75 percent rate reduction beginning April 1, 2005 and a 10 percent return on equity (reduced from 11 percent).

Income Taxes: Income taxes fluctuate with the level of pre-tax earnings in relation to permanent differences, tax credits, tax settlements and changes in valuation allowances for the periods. Taxes on income in 2005 reflect the effect of losses resulting from the 2005 Rate Order-required charges in the first quarter of 2005.

Non-utility Business
CV's non-regulated wholly owned subsidiary Catamount Resources Corporation ("CRC") owns Eversant Corporation ("Eversant"), and owned Catamount Energy Corporation ("Catamount") until it was sold in December 2005. CRC's earnings were about $0.1 million in the second quarter of 2006 and $0.6 million in the first half of 2006. This compares to earnings of about $0.1 million in the second quarter of 2005 and $0.2 million in the first half of 2005. The $0.4 million increase in the first half of 2006 is primarily related to interest income on the $59.25 million cash proceeds that CRC received from the Catamount sale.

CV began reporting Catamount's results of operations as discontinued operations in the fourth quarter of 2005. Discontinued operations had a loss of $0.5 million, or 4 cents per diluted share of common stock, in the second quarter, and $0.2 million, or 2 cents per diluted share of common stock, in the first half of 2005.

2006 Financial Guidance
As previously reported, CV's 2006 earnings available for common stock are expected to range from $12.3 million to $13.3 million, or $1.06 to $1.14 per diluted share of common stock. CV invested $8.9 million into Vermont Transco LLC ("Transco"), a Vermont limited liability company formed by Vermont Electric Power Company, Inc. and its owners. CV expects to invest another $14.4 million in Transco in the third quarter of 2006. CV's capital expenditures for 2006 are expected to be about $18 million.

Webcast
CV will host an earnings conference call and webcast on August 10, 2006 beginning at 2 p.m. EDT. At that time, CV President and CEO Robert Young will discuss corporate developments, 2006 financial guidance and the company's strategic outlook. Chief Financial Officer Pamela Keefe will explain CV's 2006 results.

Interested parties may listen to the conference call live on the Internet by selecting the "Q2 2006 Central Vermont Public Service Earnings Conference Call" link on CV's homepage at www.cvps.com. An audio archive of the call will be available at approximately 4:30 p.m. EDT at www.cvps.com or by dialing 1-888-286-8010 and entering passcode 36978185.

About CV
CV is Vermont's largest electric utility, serving more than 151,000 customers statewide. CV's non-regulated wholly owned subsidiary CRC owns Eversant Corporation, which sells and rents electric water heaters through a wholly owned subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings. These and other risk factors are detailed in CV's Securities and Exchange Commission filings. CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation

Reconciliation of Earnings per Diluted Share
Second quarter 2006 vs. second quarter 2005

2005 earnings per diluted share		$.17

Year-over-Year Effects on Earnings:
Higher resale revenue	.28
CRC higher earnings in 2006	.01
Lower other operating revenue	(.03)
Lower retail revenue	(.04)
Higher purchased power costs	(.25)
Other variances, net	(.10)
Subtotal		(.13)

Discontinued operations - 2005 loss		.04

2006 Earnings per diluted share		$.08

Reconciliation of Earnings (Loss) per Diluted Share First half of 2006 vs. first half of 2005:

2005 Loss per diluted share		$(.22)

Year-over-Year Effects on Earnings:
Higher resale revenue	.39
CRC higher earnings in 2006	.04
Lower other operating revenue	(.04)
Lower retail revenue (a)	(.13)
Higher purchased power costs (a)	(.39)
Other variances, net (a)	(.15)
Subtotal		(.28)

Net impact of first-quarter 2005 Rate Order charge		.91
Discontinued operations - 2005 loss		.02

2006 Earnings per diluted share		$.43

(a) Excludes first-quarter 2005 Rate Order charge

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Utility Operating Data Retail sales (mWh)	526,606	526,038	1,126,540	1,127,268
Operating revenues: Retail sales Customer refund Resale sales Other operating revenue Total operating revenue	$61,434 - 15,757 1,801 $78,992	$62,143 - 10,689 2,284 $75,116	$130,248 - 27,295 3,704 $161,247	$132,878 (6,197) 19,660 4,439 $150,780
Operating expenses: Purchased power Other operating expense Income tax expense (benefit) Total operating expense	$42,983 33,523 248 $76,754	$38,465 30,314 2,680 $71,459	$85,471 66,956 1,962 $154,389	$80,312 71,338 (3,539) $148,111

Net Income (Loss) and Common Stock
   Income (loss) from continuing operations
   Income from discontinued operations
Net Income (Loss)
   Preferred stock dividend requirements
Earnings (loss) available for common stock

	$995 - 995 92 $903	$2,634 (544) 2,090 92 $1,998	$5,092 - $5,092 184 $4,908	$(2,281) (256) $(2,537) 184 $(2,721)
Weighted average shares of common stock outstanding: Basic Diluted	10,634,854 10,682,809	12,259,428 12,393,181	11,403,213 11,460,706	12,239,390 12,239,390
Earnings (loss) per share of common stock - basic: Continuing operations Discontinued operations Earnings (loss) per share	$.08 - $.08	$.21 (.04) $.17	$.43 - $.43	$(.20) (.02) $(.22)
Earnings (loss) per share of common stock - diluted: Continuing operations Discontinued operations Earnings (loss) per share Dividends declared per share of common stock	$.08 - $.08 $.46	$.21 (.04) $.17 $.23	$.43 - $.43 $.46	$(.20) (.02) $(.22) $.69
Catamount Resources Corporation Earnings per basic and diluted share of common stock	$.01	$-	$.05	$.01

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 742-3062 (pager)
Contact:	Pamela Keefe, Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: pkeefe@cvps.com